EXHIBIT 99.1

Harsco Announces Planned CEO Succession

HARRISBURG, Pa., Aug. 13, 2007 (PRIME NEWSWIRE) -- The Board of Harsco Corporation (NYSE:HSC) today announced the retirement of Derek C. Hathaway as Chairman and Chief Executive Officer of Harsco, fully effective after the April 2008 Annual Meeting of Stockholders.

Salvatore D. Fazzolari, who currently serves as President, Chief Financial Officer and Treasurer, will succeed Mr. Hathaway as Chief Executive Officer effective January 1, 2008. Additionally, and in accordance with Harsco's current Governance model, it is expected that Mr. Fazzolari will be elected Chairman upon Mr. Hathaway's retirement from the Board in April 2008.

Mr. Hathaway commented, "The transformation of Harsco into a well-respected, high-performing and dynamic global industrial services company is all that I have worked for. At my request, the Board has had my retirement and its timing under careful review for nearly a year, and after a thorough and deliberate process, agreed to unanimously endorsing my recommendations, for which I thank them. We have assembled a fine team of Board Directors and senior managers who in the future under the able leadership of Mr. Fazzolari will continue to grow Harsco's business and scale even greater heights. I truly believe the best is yet to come."

Commenting on Mr. Hathaway's retirement, Lead Director of the Harsco Board, Dr. Robert Wilburn stated, "It is unusual, if not unique these days to witness a genuine and harmonious retirement at the Chairman and CEO level. All who know Derek Hathaway will appreciate that Harsco and its stockholders have been fortunate to benefit from his extraordinary leadership and life experience. His many accomplishments in public and corporate life are evident for all to see and, of course, as we came to expect over the years, in fulfillment of his responsibilities he has put in place a team of high caliber executives very capable of continuing the growth of Harsco.

"In his successive roles in the corporation throughout the years, Salvatore Fazzolari has made significant contributions to Harsco's success and understands the roadmap for the future," Dr. Wilburn continued. "His abilities are well known throughout the investment community and he has fully earned this opportunity to succeed Mr. Hathaway and lead the Harsco team."

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the non-residential construction, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information about Harsco can be found at www.harsco.com.

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CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com